Provident                     --------------------------------------------------
Bancorp, Inc.                 400 RELLA BLVD*MONTEBELLO, NY 10901*(845) 369-8040


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                                         Stock Symbol: PBCP
April 25, 2005                                  Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                           PROVIDENT BANCORP ANNOUNCES
         QUARTERLY EARNINGS OF $5.2 MILLION, OR $0.12 PER DILUTED SHARE



MONTEBELLO,  NY - April 25, 2005 --  Provident  Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that for the three months ended March 31, 2005, net income was $5.2 million, or $0.12 per diluted share compared to net income of $72,000 or less than $0.01 per diluted share for the three months ended March 31, 2004. This represents an increase of $5.1 million. Earnings for the current three-month period reflect after-tax charges for merger integration costs ($205,000, or $.005 per share). Excluding merger integration costs, net income would have been $5.4 million, or $0.12 per diluted share for the three months ended March 31, 2005. Net income for the three-month period ended March 31, 2004 before the after-tax charges for the establishment of the Provident Bank Charitable Foundation ($3.0 million, or $0.08 per share) and merger integration costs ($430,000, or $0.01 per share) was $3.5 million, or $0.09 per diluted share.

Net income for the six months ended March 31, 2005 was $10.2 million, compared to net income of $3.1 million for the six months ended March 31, 2004, an increase of $7.1 million. Diluted earning per share were $0.23 and $0.09 respectively, for the six months ended March 31, 2005 and March 31, 2004. The increase in earnings in 2005 reflects six months of operations related to the acquisition of Warwick Community Bancorp, Inc. ("Warwick" or "WSB"). Earnings in the same period of fiscal 2004 reflect one quarter of operations related to Ellenville National Bank ("ENB"). Earnings for the current six-month period reflect after-tax charges for merger integration costs ($433,000, or $0.01 per share). Excluding merger integration costs, net income would have been $10.6 million, or $0.24 per diluted share. Earnings for the 2004 period reflect after-tax charges relating to the establishment of the Charitable Foundation in connection with the second-step conversion ($3.0 million, or $0.08 per share) and merger integration costs ($430,000, or $0.01 per share). Excluding these charges, net income would have been $6.5 million, or $0.18 per diluted share.

George Strayton, President and CEO commented: "Balance sheet strength and efficiency ratio improvement were evident as net interest income for the current quarter is virtually unchanged from that reported for fiscal 2005 first quarter despite margin compression. As of January 1, 2005 the branches acquired from Warwick are able to originate residential mortgages. Complete integration of our past acquisitions is coming to fruition as we launched our new brand identity program and sales training program. This comes at a time when all the acquired branches are operating on the same sales and service platform. We are excited about our new fresh look and an all-hands sales effort to optimize financial results from our larger branch system."

Total assets as of March 31, 2005 were $2.5 billion, an increase of $692.0 million, or 37.9%, over assets of $1.8 billion at September 30, 2004, and an increase of $804.2 million, or 46.9%, over assets of $1.7 billion at March 31, 2004. The increase from September 30, 2004 was primarily due to the October 2004 acquisition of Warwick, whose assets totaled $703.7 million on the merger date. The increase over March 31, 2004, was due to (i) the October 2004 acquisition of Warwick, and (ii) internal growth of the Company, which was partially offset by a $57.5 million decrease in cash and due from banks as the balance in these accounts at September 30, 2004 reflected the cash portion of the Warwick acquisition. Goodwill and intangibles increased by $101.2 million from September 30, 2004 as a result of the completion of the Warwick acquisition.

Net loans as of March 31, 2005 were $1.3 billion, an increase of $299.7 million, or 30.6%, over net loan balances of $980.3 million at September 30, 2004, and an increase of $335.3 million, or 35.5%, over balances at March 31, 2004. Loans acquired from WSB totaled $288.2 million, while allowances for loan losses acquired in connection with WSB were $4.9 million, or 1.70% of WSB's outstanding loan balances. Inclusive of Warwick loans acquired, commercial loans increased by $210.2 million, or 43.2%, over balances at September 30, 2004. Consumer loans increased by $37.7 million, or 29.0%, during the six-month period ended March 31, 2005, while residential loans increased by $56.6 million, or 14.9%. Total loan originations have increased from $83.1 million for the quarter ended March 31, 2004 to $112.4 million for the 2005 quarter. 8 However, repayments and sales of loans have also increased from $60.2 million in the quarter ended March 31, 2004 to $98.9 million in the 2005 quarter. Asset quality continues to be strong. At $2.9 million, non-performing assets as a percentage of total assets is 0.11%, down from 0.15% at September 30, 2004 and 0.25% at March 31, 2004.

Securities increased by $295.2 million, or 48.9%, to $898.6 million at March 31, 2005 from $603.4 million at September 30, 2004. Securities acquired from Warwick totaled $298.2 million. Investments were made primarily in mortgage-backed securities, which increased by $222.0 million, or 61.8%, and in U.S. Government and Federal Agency Securities, which increased by $72.2 million, or 37.5%.

Deposits as of March 31, 2005 were $1.7 billion, up $444.7 million, or 35.9%, from September 30, 2004, and $475.9 million, or 39.4%, from March 31, 2004. Deposits acquired from Warwick totaled $475.1 million. As of March 31, 2005 retail and commercial transaction accounts were 29.6% of deposits compared to 30.1% at September 30, 2004 and 28.2% at March 31, 2004.

Stockholders' equity increased by $59.3 million to $408.8 million at March 31, 2005 compared to $349.5 million at September 30, 2004. Shares of common stock with a value of $74.6 million were issued for the purchase of Warwick. Net income of $10.2 million and ESOP allocations of $1.4 million for the six-month period also increased equity. Partially offsetting the increases were the payments of cash dividends totaling $3.5 million and net declines in accumulated comprehensive income of $8.4 million. During the quarter the Company announced a stock repurchase plan of up to 2,295,000 shares. Under this plan repurchases during the quarter of 1,187,800 shares totaled $15.3 million. Also during the quarter restricted stock awards of 762,400 shares were granted from the repurchased treasury shares. Stock options on 1,718,300 shares were also granted, with no effect on capital. Tier I regulatory capital to assets stands at 10.42% at March 31, 2005.

 Income Information - Quarter

Net interest income after provision for loan losses for the three months ended March 31, 2005 was $21.3 million, compared to $15.7 million for the three months ended March 31, 2004, an increase of $5.6 million or 35.2%. The increase in interest income was largely due to a $737.4 million increase in average earning assets to $2.2 billion during the quarter ended March 31, 2005, as compared to $1.5 billion for the same quarter in the prior year. The increase is primarily due to the Warwick acquisition and continued internal growth. The increase in average earning assets was partially offset by a decline in average yield of two basis points from 5.24% to 5.22%, on a fully taxable equivalent basis. Despite yield increases in the loan and securities portfolios of 5 basis points and 8 basis points, respectively, the overall yield on total interest-earning assets declined because the lower yielding securities portfolio grew more rapidly than the loan portfolio on a relative basis. Interest expense increased by $3.7 million for the quarter compared to the same quarter in 2004, as average interest-bearing liabilities increased by $657.3 million and the average cost of interest-bearing liabilities increased 43 basis points. Net interest margin declined by 42 basis points to 3.96%, while net interest spread declined by 45 basis points to 3.64%. This was primarily the result of assets acquired in the Warwick acquisition recorded at current market interest rates coupled with the impact of the increase in the cost of interest-bearing liabilities resulting from the 175 basis point increase in the target federal funds rate since May of 2004.

Non-interest income was $3.8 million for the three months ended March 31, 2005 compared to $2.8 million for the three months ended March 31, 2004. Deposit fees and service charges increased by $726,000, or 43.2%, of which $419,000 was generated from the acquired Warwick branches, while $307,000 was primarily due to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Income derived from the Company's bank owned life insurance ("BOLI") investments increased by $160,000, or 118.5% due to additional BOLI investments of $13.3 million from the Warwick acquisition. Income derived from the Company's new wholly-owned title subsidiary, Hardenburgh Abstract Company, Inc., was $300,000. Gains on the sale of securities were $263,000 for the current three-month period, compared to $518,000 for the same period last year. During the three-month period ended March 31, 2005, the Company also recorded gains on sales of loans totaling $21,000, compared to $84,000 for the same period last year.

Non-interest expenses for the three months ended March 31, 2005 decreased by $1.6 million, or 8.5%, due to the $5.0 million charge in 2004 for the establishment of the Charitable Foundation. Excluding the 2004 charge of $5.0 million, pre-tax, non-interest expenses for the three months ended March 31, 2005 increased by $3.4 million, or 25.0%, to $17.1 million. The acquisition of Warwick in October, 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $1.9 million, or 32.2%, to $8.0 million for the three months ended March 31, 2005. The increase was primarily attributable to the Warwick acquisition. A decrease in the cost of stock-based compensation benefits of $406,000, or 47.7%, occurred during the current three-month period primarily due to stock-based deferred compensation programs directly tied to the Company's stock price, which was lower in the current period. Occupancy and office operations increased by $796,000, or 47.9%, for the three months ended March 31, 2005, of which $472,000 was attributable to the acquired Warwick properties. The remaining increase is also attributable to the harsh winter in 2005 and increases in real estate taxes. Advertising and promotion increased $83,000, or 14.6%, primarily as a result of the Company's new brand identity. Professional fees increased by $89,000, or 17.1%, primarily due to fees associated with the Company's regulatory filings. Amortization of core deposit intangible increased by $287,000 as a result of the Warwick deposits acquired. Data and check processing increased $393,000, or 51.4%, primarily due to the higher volume of services related to the accounts acquired in the Warwick merger, and only half of the 2004 quarter included accounts acquired in the ENB acquisition. Other expenses increased by $556,000, or 41.4%, primarily due to increases in correspondent bank expense, postage, telephone expense and insurance premium expense, all directly related to the increased size of Provident Bank following the mergers. Further, merger integration expenses decreased $376,000, pretax, or 52.4%.

The efficiency ratio (which excludes securities gains, merger costs, amortization of intangible assets and the $5.0 million charitable contribution) has improved to 62.3% for the current quarter from 66.5% for the quarter ending March 31, 2004, reflecting the strides we have made in combining the Warwick and Ellenville Banks into Provident and the operating leverage derived from those efforts.


 Income Information - Six Months

Net interest income after provision for loan losses for the six months ended March 31, 2005 was $42.8 million, compared to $27.1 million for the six months ended March 31, 2004, an increase of $15.7 million or 57.8%. The increase in interest income was largely due to a $902.7 million increase in average earning assets to $2.2 billion during the period ended March 31, 2005, as compared to $1.3 billion for the same period in the prior fiscal year. The increase is primarily due to the Warwick acquisition and continued internal growth. The increase in average earning assets was partially offset by a decline in average yield of two basis points from 5.21% to 5.19%, on a fully taxable equivalent basis. Despite yield increases in the loan and securities portfolios of 13 basis points and 1 basis point, respectively, the overall yield on total interest-earning assets declined because the lower yielding securities portfolio grew more rapidly than the loan portfolio on a relative basis. Interest expense increased by $7.3 million for the six months ended March 31, 2005 from $5.9 million for the same period in fiscal 2004 to $13.2 million, as average interest-bearing liabilities increased by $786.1 million and the average cost of interest-bearing liabilities increased 28 basis points. The net interest margin declined by 31 basis points to 3.99%, while the net interest spread declined by 30 basis points to 3.68%, due to the assets acquired in the Warwick acquisition being recorded at current market interest rates and the increase in short-term interest rates. The Federal Reserve has increased short term rates seven times since May 2004, increasing the target federal funds rate from 1% to 2.75%. However, longer term interest rates (10-year treasury) have only increased from an average of 4.13% for the six months ended March 31, 2004 to 4.23% for the six months ended March 31, 2005. As the yield has increased on short-term rates faster than longer term rates, the bank's average cost of interest-bearing liabilities has increased faster than the average increase in asset yields. Should the yield curve continue to "flatten," a continued decline in net interest margin may occur, offsetting a portion of gains in net interest income arising from increasing volume of assets generated.

Non-interest income was $7.9 million for the six months ended March 31, 2005 compared to $5.6 million for the six months ended March 31, 2004. Deposit fees and service charges increased by $2.0 million, or 66.7%, of which $1.8 million was generated from the acquired Warwick and ENB branches, while $200,000 was primarily due to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Income derived from the Company's BOLI investments increased by $319,000, or 109.2% due to the additional BOLI investment previously discussed. Income derived from the new Hardenburgh Abstract Company, Inc. was $658,000. Gains on the sale of securities were $317,000 for the current six-month period, compared to $1.4 million for the same period in the prior fiscal year. During the six-month period ended March 31, 2005, the Company also recorded gains on sales of loans totaling $80,000, compared to $170,000 for the same period last year.

Non-interest expenses for the six months ended March 31, 2005 increased by $6.6 million, or 23.2%,. Excluding the 2004 charge of $5.0 million, pre-tax, for the Charitable Foundation, non-interest expenses for the six months ended March 31, 2005 increased by $11.6 million, or 49.8%, to $34.8 million, compared to $23.2 million for the six months ended March 31, 2004. The acquisition of ENB in January 2004 and Warwick in October 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $5.3 million, or 51.0%, to $15.8 million for the six-month period ended March 31, 2005. The increase was primarily attributable to the Warwick and ENB acquisitions. A decrease in the cost of stock-based compensation benefits of $238,000, or 15.6%, occurred during the current six-month period primarily due to stock-based deferred compensation programs directly tied to the Company's stock price. Occupancy and office operations increased by $1.6 million, or 54.1%, for the six months ended March 31, 2005, almost all of which was attributable to the acquired ENB and Warwick properties. Advertising and promotion increased $777,000, or 75.1%, primarily as a result of the new brand identity the Company has unveiled and the additional promotions in the Orange County market due to the acquisitions of Warwick and ENB. Professional fees increased by $275,000, or 27.4%, primarily due to fees associated with the Company's compliance with the provisions of Sarbanes-Oxley Section 404 and fees previously noted. Amortization of core deposit intangible increased by $1.3 million as a result of the Warwick and ENB deposits acquired. Stationery and office supplies increased by $71,000, or 16.2%, due to the doubling of our branches compared to the prior year. Data and check processing increased $897,000, or 59.4%, primarily due to the higher level of services related to the accounts acquired in the mergers. Other expenses increased by $1.2 million, or 51.0%, primarily due to increases in correspondent bank expense, postage, telephone expense and insurance premium expense, all directly related to the increased size of Provident Bank following the mergers. ATM and debit card expense increased $266,000, or 73.1%, primarily as a result of the accounts acquired in the mergers.

Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (unaudited, in thousands, except share and per share data)

                                                                March 31, 2005     September 30, 2004     March 31, 2004
                                                                --------------     ------------------     --------------
Assets:
Cash and due from banks                                          $     50,039         $    107,571         $     50,523
Total securities                                                      898,610              603,375              593,908
Loans held for sale                                                       653                  855                  946
Loans:
       One-to four-family residential mortgage loans                  437,386              380,749              389,154
       Commercial real estate, commercial business
             and construction                                         697,110              486,904              453,984
loans
        Consumer loans                                                167,721              129,981              118,579
                                                                 ------------         ------------         ------------
                  Gross loans                                       1,302,217              997,634              961,717
        Allowance for loan losses                                     (22,249)             (17,353)             (17,093)
                                                                 ------------         ------------         ------------
                  Total loans, net                                  1,279,968              980,281              944,624
                                                                 ------------         ------------         ------------
Federal Home Loan Bank stock, at cost                                  20,569               10,247                6,724
Premises and equipment, net                                            29,081               16,846               16,365
Goodwill                                                              158,132               65,260               65,670
Core Deposit Intangible                                                13,902                5,624                6,900
Bank owned life insurance                                              27,176               13,245               12,985
Other assets                                                           39,983               22,847               15,295
                                                                 ------------         ------------         ------------

                   Total assets                                  $  2,518,113         $  1,826,151         $  1,713,940
                                                                 ============         ============         ============
Liabilities:
     Deposits:
          Demand deposits                                        $    362,098         $    289,360         $    259,595
          NOW deposits                                                135,780               83,439               80,710
                                                                 ------------         ------------         ------------
                    Total transaction accounts                        497,878              372,799              340,305
          Savings and money market deposits                           771,458              533,410              513,511
          Certificates of deposit                                     414,943              333,323              354,558
                                                                 ------------         ------------         ------------
                    Total deposits                                  1,684,279            1,239,532            1,208,374
                                                                 ------------         ------------         ------------
     Borrowings                                                       395,452              214,909              134,726
     Mortgage escrow funds and other                                   29,612               22,198               22,754
                                                                 ------------         ------------         ------------
                    Total liabilities                               2,109,343            1,476,639            1,365,854
Stockholders' equity                                                  408,770              349,512              348,086
                                                                 ------------         ------------         ------------
                    Total liabilities and stockholders' equity   $  2,518,113         $  1,826,151         $  1,713,940
                                                                 ============         ============         ============

Common shares outstanding at period end                            45,505,378           39,618,373           39,619,261
Book value per share                                             $       8.98         $       8.82         $       8.79

     Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

                                                           Three Months Ended               Six Months Ended
                                                                 March 31,                      March 31,
                                                           2005           2004            2005            2004
                                                       ------------   ------------    ------------   ------------
Interest and dividend income:
     Loans                                             $     19,506   $     13,821    $     38,919   $     24,351
     Securities                                               8,641          5,222          17,027          8,987
     Other earning assets                                       137             42             350             65
                                                       ------------   ------------    ------------   ------------
Total interest and dividend income                           28,284         19,085          56,296         33,403
                                                       ------------   ------------    ------------   ------------

Interest expense:
     Deposits                                                 3,494          1,996           6,913          3,553
     Borrowings                                               3,369          1,151           6,261          2,361
                                                       ------------   ------------    ------------   ------------
Total interest expense                                        6,863          3,147          13,174          5,914
                                                       ------------   ------------    ------------   ------------

Net interest income                                          21,421         15,938          43,122         27,489
Provision for loan losses                                       150            200             300            350
                                                       ------------   ------------    ------------   ------------
Net interest income after provision for loan losses          21,271         15,738          42,822         27,139
                                                       ------------   ------------    ------------   ------------

Non-interest income:
     Deposit fees and service charges                         2,405          1,679           4,940          2,964
     Loan fees and late charges                                 248            227             631            404
     Gains on sales of securities available for sale            263            518             317          1,448
     Gains on sales of loans                                     21             84              80            170
     Title insurance fees                                       300             --             658             --
     Bank Owned Life Insurance                                  295            135             611            292
     Other                                                      309            141             629            309
                                                       ------------   ------------    ------------   ------------
Total non-interest income                                     3,841          2,784           7,866          5,587
                                                       ------------   ------------    ------------   ------------

Non-interest expense:
     Compensation and employee benefits                       7,955          6,017          15,787         10,453
     Stock-based compensation plans                             446            852           1,286          1,524
     Occupancy and office operations                          2,459          1,663           4,607          2,990
     Advertising and promotion                                  650            567           1,812          1,035
     Professional fees                                          610            521           1,279          1,004
     Data and check processing                                1,158            765           2,406          1,509
     Stationery and office supplies                             255            290             510            439
     Merger integration costs                                   341            717             721            717
     Amortization of intangible assets                          990            703           2,117            787
    ATM/debit card expense                                      304            211             630            364
     Other                                                    1,900          1,344           3,620          2,398
                                                       ------------   ------------    ------------   ------------
Sub-total                                                    17,068         13,650          34,775         23,220
     Establishment of Charitable Foundation                      --          5,000              --          5,000
                                                       ------------   ------------    ------------   ------------
Total non-interest expense                                   17,068         18,650          34,775         28,220
                                                       ------------   ------------    ------------   ------------

Income (loss) before income tax expense                       8,044           (128)         15,913          4,506
Income tax (benefit) expense                                  2,864           (200)          5,718          1,389
                                                       ------------   ------------    ------------   ------------
Net income                                             $      5,180   $         72    $     10,195   $      3,117
                                                       ============   ============    ============   ============

Per common share:
     Basic earnings                                    $       0.12   $       0.00    $       0.23   $       0.09
     Diluted earnings                                          0.12           0.00            0.23           0.09
     Dividends declared                                        0.04          0.035            0.08           0.07

Weighted average common shares:
     Basic                                               43,871,714     37,269,062      44,099,771     35,777,054
     Diluted                                             44,442,178     37,912,560      44,688,487     36,391,057

Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

                                                           March 31,     September 30,      March 31,
                                                             2005            2004             2004
                                                           ---------       ---------       ---------

Asset Quality Data:
    Non-performing loans  (NPLs)                           $   2,767       $   2,737       $   4,138
    Non-performing assets (NPAs)                               2,860           2,737           4,250
    NPLs as % of total loans                                    0.21%           0.27%           0.43%
    NPAs as % of total assets                                   0.11%           0.15%           0.25%
    Allowance for loan losses as % of NPLs                       804%            634%            413%
    Allowance for loan losses as % of total loans               1.71%           1.74%           1.78%

Capital Ratios:
    Equity to total assets (consolidated)                      16.23%          19.15%          20.31%
    Tier 1 capital consolidated                                10.42%          15.91%          15.96%



                                                                     Three Months Ended                 Six Months Ended
                                                                          March 31,                         March 31,
                                                                   2005              2004             2005            2004
                                                                 ----------        ---------       ---------       ----------


Performance Ratios (annualized):
   Return on:
        Average assets                                                 0.83%            0.02%           0.81%            0.44%
        Average common equity                                          5.00%            0.09%           4.84%            2.92%

   Net interest rate spread (tax-equivalent basis)                     3.64%            4.09%           3.68%            3.98%
   Net interest margin (tax-equivalent basis)                          3.96%            4.38%           3.99%            4.30%

Average Balance Data:
   Average assets                                                $2,532,840        1,670,002       2,521,644       $1,424,599
   Average earning assets                                         2,217,679        1,480,254       2,195,264        1,292,517
   Average stockholders' equity                                     420,419          310,858         422,212          213,717
